Exhibit 99

Contacts:

Media	Investor Relations
Mike Hockey	Sean Meakim
(832) 285-4933	(704) 627-6200
mike.hockey@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG SECOND QUARTER RESULTS AND
RAISES FULL-YEAR SALES, SEGMENT MARGIN, AND ADJUSTED EPS GUIDANCE

•Sales of $9.1 Billion, Reported Sales Up 2%, Organic1 Sales Up 3%, Operating Cash Flow Up 72%, Free Cash Flow1 Up 34%
•Earnings Per Share of $2.22 and Adjusted Earnings Per Share1 of $2.23
•Aerospace Reported Sales Up 15%, Organic1 Sales Up 16%, Led by Over 20% Growth in Commercial Aviation
•Backlog Up 4% to a Record Level of $30.5 Billion
•Operating Margin Up 270 Basis Points to 20.6%; Segment Margin1 Up 150 Basis Points to 22.4%
•Announced Three Acquisitions Aligned with Strategic Portfolio Shaping Priorities

CHARLOTTE, N.C., July 27, 2023 -- Honeywell (NASDAQ: HON) today announced results for the second quarter that met or exceeded the company's guidance. The company also raised its full-year organic1 growth, segment margin2, and adjusted EPS2 guidance ranges.
The company reported second-quarter year-over-year sales growth of 2% and organic1 sales growth of 3%, led by double-digit organic sales growth in commercial aerospace, process solutions, and UOP. Operating margin expanded 270 basis points to 20.6% and segment margin1 expanded by 150 basis points to 22.4%, with expansion in Safety and Productivity Solutions, Honeywell Building Technologies, and Aerospace. Earnings per share for the second quarter was $2.22, up 21% year over year, and adjusted earnings per share1 was $2.23, up 6% year over year. Operating cash flow was $1.4 billion and free cash flow1 was $1.1 billion, driven by strong net income and improved working capital.
"Honeywell performed exceptionally well in the second quarter, meeting or exceeding guidance for all metrics," said Vimal Kapur, president and chief executive officer of Honeywell. "Organic1 sales growth was underpinned by double-digit growth in our commercial aerospace, process solutions, and UOP businesses. This marked the ninth consecutive quarter of double-digit growth in commercial aerospace, and strength in our overall Aerospace portfolio continues to support Honeywell's short-term and long-term growth outlook. Our backlog remains at a record level, ending the second quarter at $30.5 billion, up 4% year over year. Our continued focus on commercial excellence enabled us to remain ahead of the inflation curve and expand margins beyond the high end of our guidance range. These operational efforts enabled us to grow adjusted earnings per share1 6% year over year to $2.23 despite a 15-cent non-cash pension headwind. Our strong balance sheet allowed us to execute on our capital deployment strategy with meaningful portfolio updates, deploying $2.1 billion in the quarter to dividends, M&A, share repurchases, and high-return capex. We invested in multiple new technologies and adjacencies utilizing our robust M&A playbook, including completing our acquisition of Compressor Controls Corporation for approximately $700 million."

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Honeywell Q2’23 Results - 2

Kapur continued, "Honeywell's Accelerator operating system continues to drive outstanding results and maximize shareowner value as we navigate a challenging macro environment. This operating system, along with continued growth in our key end markets and our technologically differentiated portfolio of solutions, is enabling us to raise our full-year 2023 guidance."
As a result of the company's second-quarter performance and management's outlook for the remainder of the year, Honeywell raised its full-year sales, segment margin2, and adjusted earnings per share2,3 guidance. Full-year sales are now expected to be $36.7 billion to $37.3 billion with organic1 sales growth in the range of 4% to 6%. Segment margin2 is now expected to be in the range of 22.4% to 22.6%, with segment margin expansion2 of 70 to 90 basis points. Adjusted earnings per share2,3 is now expected to be in the range of $9.05 to $9.25, up 5 cents on the low end from the prior guidance range. Operating cash flow is still expected to be in the range of $4.9 billion to $5.3 billion. Free cash flow1 is still expected to be in the range of $3.9 billion to $4.3 billion, or $5.1 billion to $5.5 billion excluding the net impact of settlements signed in the fourth quarter of 2022. A summary of the company's full-year guidance changes can be found in Table 1.

Second-Quarter Performance
Honeywell sales for the second quarter were up 2% year over year on a reported basis and 3% year over year on an organic1 basis. The second-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the second quarter were up 16% year over year on an organic1 basis, the fourth consecutive quarter of double-digit organic growth, led by sustained strength in commercial aviation. Commercial aftermarket demand remained strong as flight hours continued to recover in air transport, enabling commercial aviation aftermarket sales growth of over 25%. Commercial original equipment sales grew approximately 15% year over year in the quarter. Defense and space sales grew for a second consecutive quarter as we worked through our robust backlog. Segment margin expanded 120 basis points to 27.7%, driven by commercial excellence and higher volume leverage partially offset by cost inflation.
Honeywell Building Technologies sales for the second quarter were flat on an organic1 basis year over year. Building solutions grew 2% organically as a result of continued growth in services. Building products sales declined 1% organically as growth in our fire offerings was offset by softer volumes in security and building management systems. Segment margin expanded 200 basis points to 25.5% due to commercial excellence and productivity actions, partially offset by cost inflation.
Performance Materials and Technologies sales for the second quarter were up 7% on an organic1 basis year over year. HPS sales grew 11% organically, with strength in projects and in lifecycle solutions and services. UOP grew double digits for the third consecutive quarter, up 11% organically as a result of continued strength in gas processing solutions and refining catalyst shipments. In advanced materials, growth in fluorine products was offset by expected softness in electronic materials, leading to flat organic growth in the quarter. Segment margin contracted 60 basis points to 21.7% as favorable price / cost was more than offset by challenges in advanced materials, including lower volumes and the previously communicated disruption in one of our plants.
Safety and Productivity Solutions sales for the second quarter decreased 21% on an organic1 basis year over year. Sales declines were led by lower volumes in productivity solutions and services and warehouse and workflow solutions, which continues to be impacted by softness in the warehouse automation market despite double-digit growth in the aftermarket services business. Segment margin expanded 410 basis points year over
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Honeywell Q2’23 Results - 3

year to 16.7%, driven by productivity actions and commercial excellence, partially offset by lower volume leverage and cost inflation.

Conference Call Details
Honeywell will discuss its second-quarter results and updated full-year 2023 guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2023 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$36.5B - $37.3B	$36.7B - $37.3B
Organic[1] Growth	3% - 6%	4% - 6%
Segment Margin	22.3% - 22.6%	22.4% - 22.6%
Expansion	Up 60 - 90 bps	Up 70 - 90 bps
Adjusted Earnings Per Share[3]	$9.00 - $9.25	$9.05 - $9.25
Adjusted Earnings Growth[3]	3% - 6%	3% - 6%
Adjusted Earnings Per Share Excluding Pension Headwind[3]	$9.55 - $9.80	$9.60 - $9.80
Adjusted Earnings Growth Excluding Pension Headwind[3]	9% - 12%	10% - 12%
Operating Cash Flow	$4.9B - $5.3B	$4.9B - $5.3B
Free Cash Flow[1]	$3.9B - $4.3B	$3.9B - $4.3B
Free Cash Flow Excluding Impact of Settlements[1]	$5.1B - $5.5B	$5.1B - $5.5B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	2Q 2023	2Q 2022	Change
Sales	$9,146	$8,953	2%
Organic[1] Growth			3%
Operating Income Margin	20.6%	17.9%	270 bps
Segment Margin[1]	22.4%	20.9%	150 bps
Earnings Per Share	$2.22	$1.84	21%
Adjusted Earnings Per Share[1]	$2.23	$2.10	6%
Cash Flow from Operations	$1,360	$789	72%
Free Cash Flow[1]	$1,127	$843	34%

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Honeywell Q2’23 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	2Q 2023	2Q 2022	Change
Sales	$3,341	$2,898	15%
Organic Growth[1]			16%
Segment Profit	$924	$767	20%
Segment Margin	27.7%	26.5%	120 bps
HONEYWELL BUILDING TECHNOLOGIES
Sales	$1,510	$1,531	(1%)
Organic Growth[1]			—%
Segment Profit	$385	$360	7%
Segment Margin	25.5%	23.5%	200 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES
Sales	$2,861	$2,694	6%
Organic Growth[1]			7%
Segment Profit	$622	$601	3%
Segment Margin	21.7%	22.3%	-60 bps
SAFETY AND PRODUCTIVITY SOLUTIONS
Sales	$1,433	$1,829	(22%)
Organic Growth[1]			(21%)
Segment Profit	$239	$231	3%
Segment Margin	16.7%	12.6%	410 bps
1See additional information at the end of this release regarding non-GAAP financial measures.
2Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.
3Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

Honeywell (www.honeywell.com) delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.
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Honeywell Q2’23 Results - 5

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow;
•Free cash flow excluding impact of settlements;
•Adjusted earnings per share; and
•Adjusted earnings per share excluding pension headwind.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q2’23 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product sales	$6,441	$6,684	$12,751	$12,816
Service sales	2,705	2,269	5,259	4,513
Net sales	9,146	8,953	18,010	17,329
Costs, expenses and other
Cost of products sold(1)	4,133	4,329	8,201	8,388
Cost of services sold(1)	1,493	1,331	2,923	2,596
Total Cost of products and services sold	5,626	5,660	11,124	10,984
Research and development expenses	375	386	732	736
Selling, general and administrative expenses(1)	1,262	1,306	2,579	2,737
Other (income) expense	(208)	(190)	(468)	(509)
Interest and other financial charges	187	87	357	172
Total costs, expenses and other	7,242	7,249	14,324	14,120
Income before taxes	1,904	1,704	3,686	3,209
Tax expense	403	441	777	812
Net income	1,501	1,263	2,909	2,397
Less: Net income (loss) attributable to the noncontrolling interest	14	2	28	2
Net income attributable to Honeywell	$1,487	$1,261	$2,881	$2,395
Earnings per share of common stock - basic	$2.24	$1.86	$4.32	$3.51
Earnings per share of common stock - assuming dilution	$2.22	$1.84	$4.29	$3.48
Weighted average number of shares outstanding - basic	665.3	679.0	666.5	681.8
Weighted average number of shares outstanding - assuming dilution	670.2	685.0	671.9	688.1

(1)	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q2’23 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2023	2022	2023	2022
Aerospace	$3,341	$2,898	$6,452	$5,647
Honeywell Building Technologies	1,510	1,531	2,997	2,960
Performance Materials and Technologies	2,861	2,694	5,610	5,147
Safety and Productivity Solutions	1,433	1,829	2,948	3,573
Corporate and All Other	1	1	3	2
Total	$9,146	$8,953	$18,010	$17,329

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended June 30,		Six Months Ended June 30,
Segment Profit	2023	2022	2023	2022
Aerospace	$924	$767	$1,751	$1,520
Honeywell Building Technologies	385	360	760	696
Performance Materials and Technologies	622	601	1,188	1,111
Safety and Productivity Solutions	239	231	499	484
Corporate and All Other	(118)	(92)	(199)	(178)
Total segment profit	2,052	1,867	3,999	3,633
Interest and other financial charges	(187)	(87)	(357)	(172)
Stock compensation expense(1)	(50)	(53)	(109)	(113)
Pension ongoing income(2)	130	250	260	501
Other postretirement income(2)	7	10	13	20
Repositioning and other charges(3,4)	(102)	(227)	(243)	(614)
Other(5)	54	(56)	123	(46)
Income before taxes	$1,904	$1,704	$3,686	$3,209

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses (service costs) and Other income (expense) (non-service cost components).
(3)	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
(4)	Includes repositioning, asbestos, and environmental expenses.
(5)	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$8,626	$9,627
Short-term investments	143	483
Accounts receivable, less allowances of $350 and $326, respectively	7,994	7,440
Inventories	5,890	5,538
Other current assets	1,530	1,894
Total current assets	24,183	24,982
Investments and long-term receivables	911	945
Property, plant and equipment—net	5,486	5,471
Goodwill	17,954	17,497
Other intangible assets—net	3,415	3,222
Insurance recoveries for asbestos-related liabilities	203	224
Deferred income taxes	383	421
Other assets	9,802	9,513
Total assets	$62,337	$62,275
LIABILITIES
Current liabilities
Accounts payable	$6,445	$6,329
Commercial paper and other short-term borrowings	2,828	2,717
Current maturities of long-term debt	945	1,730
Accrued liabilities	6,956	9,162
Total current liabilities	17,174	19,938
Long-term debt	17,600	15,123
Deferred income taxes	2,262	2,093
Postretirement benefit obligations other than pensions	133	146
Asbestos-related liabilities	1,128	1,180
Other liabilities	6,139	6,469
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,894	17,319
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$62,337	$62,275
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Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities
Net income	$1,501	$1,263	$2,909	$2,397
Less: Net income attributable to noncontrolling interest	14	2	28	2
Net income attributable to Honeywell	1,487	1,261	2,881	2,395
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	166	161	327	328
Amortization	118	114	240	277
Repositioning and other charges	102	227	243	614
Net payments for repositioning and other charges	(154)	(112)	(195)	(220)
NARCO Buyout payment	—	—	(1,325)	—
Pension and other postretirement income	(137)	(260)	(273)	(521)
Pension and other postretirement benefit receipts (payments)	(8)	9	(23)	(5)
Stock compensation expense	50	53	109	113
Deferred income taxes	(29)	99	196	120
Other	(293)	148	(643)	81
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	(83)	(619)	(505)	(904)
Inventories	(100)	(103)	(338)	(434)
Other current assets	98	(9)	208	(38)
Accounts payable	—	(41)	114	(240)
Accrued liabilities	143	(139)	(440)	(741)
Net cash provided by operating activities	1,360	789	576	825
Cash flows from investing activities
Capital expenditures	(233)	(158)	(426)	(341)
Proceeds from disposals of property, plant and equipment	2	1	13	11
Increase in investments	(3)	(247)	(229)	(470)
Decrease in investments	246	342	632	646
Receipts from Garrett Motion Inc.	—	212	—	409
Receipts (payments) from settlements of derivative contracts	(31)	276	(38)	337
Cash paid for acquisitions, net of cash acquired	(661)	(2)	(661)	(178)
Net cash provided by (used for) investing activities	(680)	424	(709)	414
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	3,895	1,696	8,000	2,924
Payments of commercial paper and other short-term borrowings	(4,636)	(1,698)	(7,930)	(2,926)
Proceeds from issuance of common stock	78	52	115	75
Proceeds from issuance of long-term debt	2,966	—	2,966	1
Payments of long-term debt	(21)	(49)	(1,384)	(89)
Repurchases of common stock	(477)	(1,419)	(1,176)	(2,437)
Cash dividends paid	(691)	(691)	(1,416)	(1,359)
Other	(4)	(4)	(38)	(21)
Net cash provided by (used for) financing activities	1,110	(2,113)	(863)	(3,832)
Effect of foreign exchange rate changes on cash and cash equivalents	(33)	(133)	(5)	(118)
Net decrease in cash and cash equivalents	1,757	(1,033)	(1,001)	(2,711)
Cash and cash equivalents at beginning of period	6,869	9,281	9,627	10,959
Cash and cash equivalents at end of period	$8,626	$8,248	$8,626	$8,248

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Honeywell Q2’23 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q2’23 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

Three Months Ended June 30, 2023
Honeywell
Reported sales % change	2%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	3%

Aerospace
Reported sales % change	15%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	16%

Honeywell Building Technologies
Reported sales % change	(1)%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	—%

Performance Materials and Technologies
Reported sales % change	6%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	7%

Safety and Productivity Solutions
Reported sales % change	(22)%
Less: Foreign currency translation	(1)%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	(21)%

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q2’23 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Twelve Months Ended December 31,
	2023	2022	2022
Operating income	$1,883	$1,601	$6,427
Stock compensation expense(1)	50	53	188
Repositioning, Other(2,3)	103	180	942
Pension and other postretirement service costs(3)	16	33	132
Segment profit	$2,052	$1,867	$7,689

Operating income	$1,883	$1,601	$6,427
÷ Net sales	$9,146	$8,953	$35,466
Operating income margin %	20.6%	17.9%	18.1%
Segment profit	$2,052	$1,867	$7,689
÷ Net sales	$9,146	$8,953	$35,466
Segment profit margin %	22.4%	20.9%	21.7%

(1)	Included in Selling, general and administrative expenses.
(2)
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended June 30, 2023, other charges include $2 million of benefit due to the Russia-Ukraine conflict. For the three months ended June 30, 2022, other charges include $67 million related to inventory reserves, the write-down of other assets, and employee severance, related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three months ended June 30, 2022, and twelve months ended December 31, 2022, other charges include $6 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

(3)	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.
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Honeywell Q2’23 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and Adjusted Earnings per Share Excluding Pension Headwind (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended December 31,
	2023	2022	2022	2023(E)
Earnings per share of common stock - diluted(1)	$2.22	$1.84	$7.27	$9.05 - $9.25
Pension mark-to-market expense(2)	—	—	0.64	No Forecast
Expense related to UOP Matters(3)	—	0.07	0.07	—
Russian-related charges(4)	—	0.19	0.43	—
Gain on sale of Russian entities(5)	—	—	(0.03)	—
Net expense related to the NARCO Buyout and HWI Sale(6)	0.01	—	0.38	—
Adjusted earnings per share of common stock - diluted	$2.23	$2.10	$8.76	$9.05 - $9.25
Pension headwind(7)	$0.15	—	—	~$0.55
Adjusted earnings per share of common stock excluding Pension headwind - diluted	$2.38	$2.10	$8.76	$9.60 - $9.80

(1)
For the three months ended June 30, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 670.2 million and 685.0 million, respectively. For the twelve months ended December 31, 2022, adjusted earnings per share utilizes weighted average shares of approximately 683.1 million. For the twelve months ended December 31, 2023, expected earnings per share utilizes weighted average shares of approximately 670 million.

(2)	Pension mark-to-market expense uses a blended tax rate of 16%, net of tax benefit of $83 million, for 2022.
(3)
For the three months ended June 30, 2022, and twelve months ended December 31, 2022, the adjustments were expenses of $50 million and $45 million, respectively, without tax benefit, due to an expense related to UOP matters.

(4)
For the three months ended June 30, 2023, the adjustment was $1 million, without tax benefit. For the three months ended June 30, 2022, the adjustment was $126 million, without tax benefit, to exclude charges and the accrual of reserves related to foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and a tax valuation allowance related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable, contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

(5)	For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax expense, due to the gain on sale of Russian entities.
(6)	For the three months ended June 30, 2023, and twelve months ended December 31, 2022, the adjustments were $8 million and $260 million, net of tax of benefit of $3 million and $82 million, respectively, due to the net expense related to the NARCO Buyout and HWI Sale.
(7)
For the three months ended June 30, 2023, the adjustment is the decline of $97 million of pension ongoing income compared to the three months ended June 30, 2022, net of tax expense of $26 million. For the twelve months ended December 31, 2023, the adjustment is the forecasted decline of approximately $370 million of pension ongoing income between 2022 and 2023, net of estimated tax expense of approximately $100 million.

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for an actual or forecasted decline of pension ongoing income between the comparative periods in 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
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Honeywell Q2’23 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022
Cash provided by operating activities	$1,360	$789
Capital expenditures	(233)	(158)
Garrett cash receipts	—	212
Free cash flow	1,127	843

We define free cash flow as cash provided by operating activities less cash for capital expenditures plus cash receipts from Garrett.

We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q2’23 Results - 15

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow and Expected Free Cash Flow to Expected Free Cash Flow Excluding Impact of Settlements (Unaudited)

Twelve Months Ended December 31, 2023(E) ($B)
Cash provided by operating activities	~$4.9 - $5.3
Capital expenditures	~(1.0)
Garrett cash receipts	—
Free cash flow	~$3.9 - $4.3
Impact of settlements	~1.2
Free cash flow excluding impact of settlements	~$5.1 - $5.5

We define free cash flow as cash provided by operating activities less cash for capital expenditures plus anticipated cash receipts from Garrett. We define free cash flow excluding impact of settlements as free cash flow less settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.

We believe that free cash flow and free cash flow excluding impact of settlements are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.